Exhibit 99.1

Silverstar Holdings Receives Notice from NASDAQ

Affirming Compliance to Certain Marketplace Rules

Boca Raton, FL -- April 17, 2008 -- Silverstar Holdings, Ltd. (NASDAQ: SSTR) a leading international publisher and developer of interactive entertainment software, announced today that it received a letter from The NASDAQ Stock Market stating that while the Company’s issuance of its $7.5 million 9% Convertible Debentures and warrants to purchase common stock (the “Transaction”) failed to comply with NASDAQ’s shareholder approval rules pursuant Marketplace Rule 4350(i)(1)(D), the Company had regained compliance by amending certain terms of the transaction. These changes are reflected in the Form 8-K filing of the amended Convertible Debenture terms.

About Silverstar Holdings

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (www.empireinteractive.com) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First (www.strategyfirst.com) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit www.silverstarholdings.com .

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:

Clive Kabatznik, Chief Executive Officer

561-479-0040

clive@silverstarholdings.com